Exhibit 5.1

MORRISON & FOERSTER LLP BEIJING, BERLIN, BRUSSELS, DENVER, HONG KONG, LONDON, LOS ANGELES, NEW YORK, NORTHERN VIRGINIA, PALO ALTO, SAN DIEGO, SAN FRANCISCO, SHANGHAI, SINGAPORE, TOKYO, WASHINGTON, D.C.

August 23, 2018

Board of Directors

Apple Inc.

One Apple Park Way

Cupertino, California 95014

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel to Apple Inc., a California corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering $180,000,000 of deferred compensation obligations (the “Obligations”) of the Company all of which are to be issued under the Apple Inc. Deferred Compensation Plan (the “Plan”).

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Obligations. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the California Corporations Code, as amended, and Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “California Corporations Code, as amended” includes the statutory provisions contained therein, all applicable provisions of the California Constitution and reported judicial decisions interpreting these laws.

The opinions hereinafter expressed are subject to the following qualifications and exceptions:

(i)

the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

(ii)

limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of any securities, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material; and

(iii)

our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Obligations, when issued in the manner contemplated by the Registration Statement and the Plan, will be valid and binding obligations of the Company enforceable against the Company in accordance with the terms of the Plan.

In addition, the Plan is intended to constitute a “top-hat” plan described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, which is a plan that is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The provisions of the written Plan document comply with the provisions applicable to top-hat plans. We express no opinion as to whether the Plan will be operated by the Company in accordance with the rules and reporting requirements applicable to a top-hat plan under ERISA, or whether the employees that the Company has deemed eligible to participate in the Plan would constitute a select group of management or highly compensated employees.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP